Exhibit 99(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information and to the use of our report dated March 16, 2007, in this Registration Statement (Form N-2 No. 333-139002 & No. 811-21984) of Central Park Group Multi-Event Fund.

/s/ Ernst & Young LLP

New York, New York
March 20, 2007